                        VERISIGN, INC. AND SUBSIDIARIES

                                 EXHIBIT 99.1

                   VERISIGN, INC. 1999 FINANCIAL STATEMENTS

     The financial statements of VeriSign, Inc. and Subsidiaries included in this exhibit are as follows:

                          Financial Statement Description                                Page
---------------------------------------------------------------------------------        ----
VeriSign, Inc. and Subsidiaries.:

 .   Independent Auditors' Report.................................................          53

 .   Consolidated Balance Sheets
    As of December 31, 1999 and 1998.............................................          54

 .   Consolidated Statements of Operations
    For the Years Ended December 31, 1999, 1998 and 1997.........................          55

 .   Consolidated Statements of Stockholders' Equity
    For the Years Ended December 31, 1999, 1998 and 1997.........................          56

 .   Consolidated Statements of Comprehensive Income (Loss)
    For the Years Ended December 31, 1999, 1998 and 1997.........................          58

 .   Consolidated Statements of Cash Flows
    For the Years Ended December 31, 1999, 1998 and 1997.........................          59

 .   Notes to Consolidated Financial Statements...................................          61

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VeriSign, Inc.:

     We have audited the accompanying consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                            /s/ KPMG LLP

Mountain View, California
January 14, 2000

                        VERISIGN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                 December 31,
                                                                             --------------------
                                                                               1999        1998
                                                                             ---------   --------
                                                Assets
Current assets:
 Cash and cash equivalents..............................................     $  70,382   $ 22,786
 Short-term investments.................................................        86,098     18,959
 Accounts receivable, net of allowance for doubtful
  accounts of $1,108 in 1999 and $517 in 1998...........................        22,727      9,769
 Prepaid expenses and other current assets..............................         3,635      2,174
                                                                             ---------   --------
   Total current assets.................................................       182,842     53,688
Property and equipment, net.............................................        10,194      9,234
Long-term investments...................................................       144,751        436
Other assets, net.......................................................         3,379        937
                                                                             ---------   --------
                                                                             $ 341,166   $ 64,295
                                                                             =========   ========

                                 Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable.......................................................     $   4,665   $  5,472
 Accrued liabilities....................................................         6,237      4,035
 Deferred revenue.......................................................        31,777     13,096
                                                                             ---------   --------
   Total current liabilities............................................        42,679     22,603

Minority interest in subsidiary.........................................           128        964

Commitments

Stockholders' equity:
 Preferred stock - par value $.001 per share
  Authorized shares:               5,000,000
  Issued and outstanding shares:   none.................................            --         --
 Common stock - par value $.001 per share
  Authorized shares:               200,000,000
  Issued and outstanding shares:   103,482,841 at December 31, 1999
                                   92,346,768 at December 31, 1998......           103         92
 Additional paid-in capital.............................................       258,239     92,728
 Notes receivable from stockholders.....................................            --       (409)
 Unearned compensation..................................................          (172)      (276)
 Accumulated deficit....................................................       (47,452)   (51,407)
 Accumulated other comprehensive income.................................        87,641         --
                                                                             ---------   --------
  Total stockholders' equity............................................       298,359     40,728
                                                                             ---------   --------
                                                                             $ 341,166   $ 64,295
                                                                             =========   ========

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                Year Ended December 31,
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Revenues..............................................      $ 84,776   $ 38,930   $ 13,356
                                                            --------   --------   --------
Costs and expenses:
 Cost of revenues.....................................        31,898     19,454      9,689
 Sales and marketing..................................        34,145     22,943     11,826
 Research and development.............................        13,303      8,435      5,303
 General and administrative...........................         8,740      7,688      5,039
 Special charges......................................            --      3,555      2,800
                                                            --------   --------   --------
  Total costs and expenses............................        88,086     62,075     34,657
                                                            --------   --------   --------
  Operating loss......................................        (3,310)   (23,145)   (21,301)
Interest income.......................................         7,365      2,280      1,235
Other expense, net....................................          (936)      (160)       (61)
                                                            --------   --------   --------
  Income (loss) before minority interest..............         3,119    (21,025)   (20,127)
Minority interest in net loss of subsidiary...........           836      1,282      1,538
                                                            --------   --------   --------
Net income (loss).....................................      $  3,955   $(19,743)  $(18,589)
                                                            ========   ========   ========
Net income (loss) per share:
 Basic................................................      $    .04   $   (.24)  $   (.65)
                                                            ========   ========   ========
 Diluted..............................................      $    .03   $   (.24)  $   (.65)
                                                            ========   ========   ========
Shares used in per share computation:
 Basic................................................       100,531     83,492     28,484
                                                            ========   ========   ========
 Diluted..............................................       114,610     83,492     28,484
                                                            ========   ========   ========

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (In thousands, except shares)

                                                               Year Ended December 31,
                                                          ------------------------------
                                                            1999       1998       1997
                                                          --------    ------    --------
Preferred stock:
  Balance, beginning of year:
              No shares at January 1, 1999
      40,124,024 shares at January 1, 1998
      40,124,024 shares at January 1, 1997.............   $     --    $   40    $     40
  Conversion of preferred stock to common stock
       (40,124,024) shares in 1998.....................         --       (40)         --
                                                          --------    ------    --------
    Balance, end of year:
              No shares at December 31, 1999
              No shares at December 31, 1998
      40,124,024 shares at December 31, 1997...........         --        --          40
                                                          --------    ------    --------
Common stock:
  Balance, beginning of year:
      92,346,768 shares at January 1, 1999
      35,145,704 shares at January 1, 1998
      31,439,848 shares at January 1, 1997.............         92        36          32
  Issuance of common stock:
          81,600 shares in 1998
         487,232 shares in 1997........................         --        --          --
  Issuance of common stock for litigation settlement:
       1,000,000 shares in 1997........................         --        --           1
  Issuance of common stock for preferred
    provider agreement:
         400,000 shares in 1997........................         --        --           1
  Issuance of common stock through public offerings:
       6,390,000 shares in 1999
      13,800,000 shares in 1998........................          6        13          --
  Conversion of preferred stock to common stock:
      40,124,024 shares in 1998........................         --        40          --
  Issuance of common stock under employee
    stock purchase plan:
         547,896 shares in 1999
         232,900 shares in 1998........................          1        --          --
  Exercise of common stock options:
       4,198,177 shares in 1999
       2,962,540 shares in 1998
       2,131,124 shares in 1997........................          4         3           2
  Repurchase of common stock:
        (312,500) shares in 1997.......................         --        --          --
                                                          --------    ------    --------
    Balance, end of year:
      103,482,841...shares at December 31, 1999
      92,346,768 shares at December 31, 1998
      35,145,704 shares at December 31, 1997...........        103        92          36
                                                          --------    ------    --------

                                                                     (Continued)

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

                                (In thousands)

                                                       Year Ended December 31,
                                                   ------------------------------
                                                    1999         1998         1997
                                                 -----------  -----------  -----------
Additional paid-in capital:
  Balance, beginning of year...................  $    92,728  $    45,360  $    41,272
  Issuance of common stock.....................           --           70          643
  Issuance of common stock for litigation
    settlement.................................           --           --        1,999
  Issuance of common stock for preferred
    provider agreement.........................           --           --          800
  Issuance of common stock through public
    offerings, net of offering expenses of
    $7,239 in 1999 and $4,561 in 1998..........      121,354       43,729           --
  Issuance of common stock under employee
    stock purchase plan........................        1,989          693           --
  Unearned compensation related to
    common stock options.......................           --        1,176          414
  Repurchase of common stock...................           --           --          (10)
  Income tax benefit from exercise of
    employee stock options.....................       29,778           --           --
  Exercise of common stock options.............       12,390        1,700          242
                                                 -----------  -----------  -----------
    Balance, end of year.......................      258,239       92,728       45,360
                                                 -----------  -----------  -----------
Notes receivable from stockholders:
  Balance, beginning of year...................         (409)        (644)        (543)
  Loans to stockholders to purchase stock
    options....................................           --           --         (116)
  Repurchase of common stock...................           --           --           10
  Payments on notes receivable.................          409          235            5
                                                 -----------  -----------  -----------
    Balance, end of year.......................           --         (409)        (644)
                                                 -----------  -----------  -----------
Unearned compensation:
  Balance, beginning of year...................         (276)        (380)          --
  Stock-based compensation expense
    related to stock options...................           --           --         (414)
  Amortization of stock-based compensation.....          104          104           34
                                                 -----------  -----------  -----------
    Balance, end of year.......................         (172)        (276)        (380)
                                                 -----------  -----------  -----------
Accumulated deficit:
  Balance, beginning of year...................      (51,407)     (30,871)     (12,282)
  Net income (loss)............................        3,955      (19,743)     (18,589)
  Subchapter S distributions of SecureIT, Inc..           --         (793)          --
                                                 -----------  -----------  -----------
    Balance, end of year.......................      (47,452)     (51,407)     (30,871)
                                                 -----------  -----------  -----------
Accumulated other comprehensive income:
  Balance, beginning of year...................           --           --           --
  Unrealized gain on investments, net of tax...       87,641           --           --
                                                 -----------  -----------  -----------
    Balance, end of year.......................       87,641           --           --
                                                 -----------  -----------  -----------
Total stockholders' equity.....................  $   298,359  $    40,728  $    13,541
                                                 ===========  ===========  ===========

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                (In thousands)

                                                        Year Ended December 31,
                                                 ------------------------------------
                                                    1999         1998         1997
                                                 -----------  ----------  -----------
Net income (loss)..............................  $     3,955  $  (19,743) $   (18,589)
Other comprehensive income:
  Unrealized gain on investments, net of tax...       87,641          --           --
                                                 -----------  ----------  -----------
Comprehensive income (loss)....................  $    91,596  $  (19,743) $   (18,589)
                                                 ===========  ==========  ===========

         See accompanying Notes to Consolidated Financial Statements.

                       VERISIGN, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                          Year Ended December 31,
                                                                    ------------------------------------
                                                                        1999        1998        1997
                                                                    -----------  ----------  -----------
Cash flows from operating activities:
  Net income (loss).............................................    $     3,955  $  (19,743) $   (18,589)
      Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
      Special charges...........................................             --          --        2,800
      Depreciation and amortization.............................          5,404       3,946        2,621
      Minority interest in net loss of subsidiary...............           (836)     (1,282)      (1,538)
      Stock-based compensation..................................            104       1,280           34
      Loss on disposal of property and equipment................            381          42           63
      Changes in operating assets and liabilities:
        Accounts receivable.....................................        (12,958)     (6,379)      (2,628)
        Prepaid expenses and other current assets...............         (1,461)     (1,180)        (208)
        Accounts payable........................................           (807)      1,968        1,036
        Accrued liabilities.....................................          2,202       1,689          250
        Deferred revenue........................................         18,681       7,829        3,323
                                                                    -----------  ----------  -----------
Net cash provided by (used in) operating activities.............         14,665     (11,830)     (12,836)
                                                                    -----------  ----------  -----------
Cash flows from investing activities:
  Purchases of short-term investments...........................       (132,238)    (63,383)     (11,209)
  Maturities and sales of short-term investments................         65,099      52,375        3,258
  Purchases of long-term investments............................        (26,896)       (436)          --
  Purchases of property and equipment...........................         (6,019)     (4,413)      (6,823)
  Other assets..................................................         (3,168)       (119)        (505)
                                                                    -----------  ----------  -----------
Net cash used for investing activities..........................       (103,222)    (15,976)     (15,279)
                                                                    -----------  ----------  -----------
Cash flows from financing activities:
  Proceeds from bank borrowings.................................             --          --        2,420
  Repayment of bank borrowings..................................             --          --       (2,678)
  Proceeds from issuance of common stock, net of
    repurchases.................................................        135,744      46,208          771
  Collections on notes receivable from stockholders.............            409         235            5
  Subchapter S distributions by SecureIT, Inc...................             --        (793)          --
  Issuance of capital stock by subsidiary to
    minority interest...........................................             --          --        2,533
                                                                    -----------  ----------  -----------
Net cash provided by financing activities.......................        136,153      45,650        3,051
                                                                    -----------  ----------  -----------
Net increase (decrease) in cash and cash equivalents............         47,596      17,844      (25,064)
Cash and cash equivalents at beginning of year..................         22,786       4,942       30,006
                                                                    -----------  ----------  -----------
Cash and cash equivalents at end of year........................    $    70,382  $   22,786  $     4,942
                                                                    ===========  ==========  ===========

                                                                     (Continued)

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

                                (In thousands)

                                                                       Year Ended December 31,
                                                                ------------------------------------
                                                                   1999         1998         1997
                                                                -----------  ----------  -----------
Supplemental cash flow disclosures:
      Noncash investing and financing activities:
    Issuance of notes receivable collateralized
      by common stock.......................................    $        --  $       --  $       116
                                                                ===========  ==========  ===========
    Income tax benefit from exercise of stock options.......    $    29,778  $       --  $        --
                                                                ===========  =========== = =========
    Unrealized gain on investments, net of tax..............    $    87,641  $       --  $        --
                                                                ===========  ==========  ===========
  Cash paid for income taxes................................    $       698  $       --  $        --
                                                                ===========  ==========  ===========

         See accompanying Notes to Consolidated Financial Statements.

                        VERISIGN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1999, 1998 and 1997

Note 1.  Description of Business and Summary of Significant Accounting Policies

     Business

     VeriSign, Inc. was incorporated in Delaware in April 1995 when RSA Data Security, Inc. ("RSA") contributed equipment, other assets and technology for common stock. This transfer of nonmonetary assets was recorded at the founder's historical cost basis. VeriSign provides Internet-based trust services needed by websites, enterprises and individuals to conduct trusted and secure electronic commerce and communications over the Internet, intranets and extranets ("IP Networks"). VeriSign provides both public and private certificate authority services to organizations needing digital certificates for website authentication, intranet and extranet access control, electronic commerce services and virtual private network connections.

     Consolidation

     The accompanying consolidated financial statements include the accounts of VeriSign and its subsidiaries after elimination of intercompany accounts and transactions. As of December 31, 1999, VeriSign owned approximately 50.5% of the outstanding shares of capital stock of its subsidiary, VeriSign Japan K.K. Changes in VeriSign's proportionate share of the net assets of VeriSign Japan resulting from sales of capital stock by the subsidiary are accounted for as equity transactions.

     Foreign Currency Translation

     The functional currency for VeriSign's international subsidiaries is the U.S. dollar; however, the subsidiaries books of record are maintained in local currency. As a result, the subsidiaries' financial statements are remeasured into U.S. dollars using a combination of current and historical exchange rates and any transaction gains and losses are included in operating results.

     Cash, Cash Equivalents, and Short and Long-Term Investments

     VeriSign considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents include money market funds, commercial paper, market auction securities, and various deposit accounts.

     VeriSign's investments are classified as "available-for-sale" and are carried at fair value based on quoted market prices. These investments consist of commercial paper, medium term notes, U.S. government and agency securities and corporate bonds and notes. These investments with original maturities greater than three months and less than twelve months are considered short-term investments and those with original maturities greater than twelve months are considered long-term investments. Realized gains and losses upon sale or maturity of these investments are determined using the specific identification method.

     VeriSign invests in equity instruments of privately-held, technology companies for business and strategic purposes. These investments are included in long-term investments and are accounted for under the cost method. For these non-quoted investments, VeriSign's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. VeriSign identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded. During 1999, one of these investments in Keynote Systems, Inc., became a marketable equity security when Keynote Systems, Inc. completed their initial public offering. This investment is subject to significant fluctuations in fair market value due to the volatility of the stock market, and is recorded in long-term investments.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

     Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

     Computer Software Costs

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company implemented SOP 98-1 for the year ended December 31, 1999.

     Revenue Recognition

     Revenues from our services consist of fees for the issuance of digital certificates, fees for digital certificate service provisioning, fees for technology and business process licensing to affiliates and fees for consulting, implementation, training, support and maintenance services. Each of these sources of revenue has different revenue recognition methods. We defer revenues from the sale or renewal of digital certificates and recognize these revenues ratably over the life of the digital certificate, generally 12 months. We defer revenues from the sale of our OnSite managed services and recognize these revenues ratably over the term of the license, generally 12 months. We recognize revenues from the sale of digital certificate technology and business process licensing to affiliates upon delivery of the technology and signing of an agreement, provided the fee is fixed and determinable, collectibility is probable and the arrangement does not require significant production, modification or customization of the software. We recognize revenues from consulting and training services using the percentage-of-completion method for fixed-fee development arrangements or as the services are provided for time-and-materials arrangements. We recognize revenues ratably over the term of the agreement for support and maintenance services.

     VeriSign recognizes revenue in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on its relative fair value. The fair value of the element must be based on objective evidence that is specific to the vendor. If a vendor does not have objective evidence of the fair value of all elements in a multiple-element arrangement, all revenue from the arrangement must be deferred until such evidence exists or until all elements have been delivered.

     Research and Development Costs

     Research and development costs are expensed as incurred. Costs incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

     Advertising Expense

     Advertising expense is charged to operations as incurred. Advertising expense was $3,037,000 in 1999, $1,858,000 in 1998 and $197,000 in 1997.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

     Income Taxes

     VeriSign uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets whose realization is not sufficiently likely.

     Stock-Based Compensation

     VeriSign accounts for its equity-based compensation plan using the intrinsic value method.

     Net Income (Loss) Per Share

     Basic net income (loss) per share is computed using the weighted average number of outstanding shares of common stock. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding plus the dilutive effect of stock options computed using the treasury stock method and convertible securities using the if-converted method.

     The following table presents the calculation for the number of shares used in the basic and diluted net income (loss) per share computations:

                                                            Year Ended December 31,
                                                            -----------------------
                                                             1999     1998    1997
                                                            -------  ------  ------
                                                                (In thousands)
       Shares used to compute basic net income (loss)
        per share:
          Weighted average shares outstanding..........     100,531  83,492  28,484
       Dilutive stock options..........................      14,079      --      --
                                                            -------  ------  ------
       Shares used to compute diluted net
        income (loss) per share........................     114,610  83,492  28,484
                                                            =======  ======  ======

     For 1999, VeriSign excluded from the calculation of diluted net income per share 481,320 shares related to stock options with an exercise price higher than $49.70, the weighted average fair market value for the year. For 1998 and 1997, VeriSign excluded all convertible preferred stock and outstanding stock options from the calculation of diluted net loss per share because these securities would have been anti-dilutive for these periods. The excluded shares totaled 16,516,368 shares for 1998 and 50,495,180 shares for 1997.

     Other Comprehensive Income (Loss)

     Other comprehensive income (loss) includes gains and losses that are not included in net income (loss) but instead are recorded directly in stockholders' equity. Other comprehensive income (loss) includes unrealized gains (losses) on investments.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

     Concentration of Credit Risk

     Financial instruments that potentially subject VeriSign to significant concentrations of credit risk consist principally of cash, cash equivalents, short and long-term investments and accounts receivable. VeriSign maintains its cash, cash equivalents and short-term investments with high quality financial institutions and, as part of its cash management process, performs periodic evaluations of the relative credit standing of these financial institutions. VeriSign also performs ongoing credit evaluations of its customers and, generally, requires no collateral. VeriSign maintains an allowance for potential credit losses. Amounts added to the allowance for doubtful accounts through charges to bad debt expense totaled $859,000 in 1999, $590,000 in 1998 and $387,000 in 1997. Uncollectible amounts written off totaled $268,000 in 1999, $359,000 in 1998 and $136,000 in 1997.

     Related Party Transactions

     During 1998, VeriSign signed a joint venture agreement with certain companies located in France to form Certplus, a provider of Internet trust services. VeriSign has a minority interest of 15% in the joint venture, and therefore has accounted for this as a long-term investment. Certplus is an affiliate in the VeriSign affiliate program. Certplus accounted for approximately 1% of revenues in 1999 and less than 1% of revenues in 1998 and 1997. Certplus accounted for 1% of the accounts receivable balance as of December 31, 1999 and 2% of the accounts receivable balance as of December 31, 1998.

     In February 1999, VeriSign entered into a memorandum of understanding with Keynote Systems. VeriSign is a 7% shareholder of Keynote as of December 31, 1999 and Stratton Sclavos, president and chief executive officer is a member of Keynote's board of directors. Under the agreement, VeriSign received from Keynote a non-exclusive license to sell two versions of Keynote's services as an integrated part of VeriSign's product offerings. Per the agreement, VeriSign will pay a fee to Keynote for each of these introductory services sold to a customer. In the event that Keynote converts the introductory customer into a paying customer within a certain timeframe, then Keynote will pay VeriSign a one-time bounty fee for each customer. Through December 31, 1999, VeriSign has received $20,000 in revenue and has paid Keynote approximately $250,000 under this agreement.

     VeriSign entered into a development agreement in September 1997 with RSA Security, formerly Security Dynamics Technologies, Inc. ("RSA Security"), the parent company of RSA, an approximately 5% stockholder of VeriSign at December 31, 1999, to develop a customized certificate authority product in order to enable RSA Security to offer a product with encryption and digital certificate authority functionality. In December 1998, VeriSign and RSA Security amended the development agreement to grant RSA Security an exclusive license to incorporate the developed technology into original equipment manufacturers' ("OEM") products in order to create products incorporating the technology and to sublicense the technology to licensees of the OEMs.

     The development agreement provides that RSA Security pay VeriSign an aggregate of $2.7 million as an initial license fee, of which $.9 million was paid in October 1997, $1.4 million was paid during 1998 and $.4 million was paid during 1999. At the time of the execution of the amendment in December 1998, RSA Security paid VeriSign $500,000. Once RSA Security has received net revenues of $2.8 million from OEMs, it will pay VeriSign a royalty equal to the greater of 18% of net revenues from the sale to OEMs or 18% of 60% of the current list price for the product. RSA Security will not be obligated to pay any royalties to VeriSign with respect to sales to value-added resellers.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

     In order for RSA Security to maintain its exclusivity rights, it must make certain minimum aggregate annual payments to VeriSign, which are payable on a quarterly basis. In addition, VeriSign will be obligated to pay RSA Security an amount equal to 8% of net revenue recognized by VeriSign during a VeriSign OnSite customers' first year using VeriSign OnSite if the customer had previously purchased products from RSA Security that incorporate the developed technology.

     Beginning in March 1998, RSA Security is required to pay VeriSign a monthly product support fee for a three-year period and thereafter for successive annual terms. For a yearly fee, RSA Security can purchase product maintenance services. RSA Security paid both support and maintenance fees aggregating $210,000 in 1999 and $105,000 in 1998.

     Revenue from the development agreement accounted for less than 1% of revenues in 1999, 6% of revenues in 1998 and 4% of revenues in 1997.

     In July 1999, VeriSign entered into a non-exclusive reseller agreement with RSA Security to grant RSA Security the right to resell certain VeriSign products and services for a discounted fee. Revenue from the reseller agreement accounted for 1% of revenues in 1999.

     At December 31, 1999, VeriSign had no customers that accounted for more than 10% of accounts receivable. At December 31, 1998, VeriSign had one customer, a South African systems integrator, that accounted for 18% of accounts receivable. VeriSign had one customer that accounted for 10% of revenues in 1997 and no other customers that accounted for more than 10% of revenues in 1999 or 1998. VeriSign had no other customers that accounted for more than 10% of accounts receivable for any of the dates or years presented.

     Impairment of Long-Lived Assets

     VeriSign reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of the carrying amount to future net cash flows the assets are expected to generate. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the long-lived asset exceeds its fair market value. To date, no adjustments to the carrying value of long-lived assets have been required.

     Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recent Accounting Pronouncements

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because it currently holds no derivative instruments and does not engage in hedging activities, VeriSign expects that the adoption of SFAS No. 133 will have no material impact on its financial position, results of operations or cash flows. VeriSign will be required to implement SFAS No. 133, as amended, for the year ending December 31, 2001.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

     In December 1998, the AICPA issued SOP No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. VeriSign will be required to implement SOP No. 98-9 for the year ending December 31, 2000. SOP No. 98-9 also extended the deferral of the application of SOP No. 97-2 to certain other multiple-element software arrangements through the year ended December 31, 1999. We expect that the adoption of SOP No. 98-9 will not have a material impact on our financial position, results of operations or cash flows.

Note 2.  Business Combination

     In July 1998, VeriSign completed a merger with SecureIT, Inc. ("SecureIT"). SecureIT is a provider of Internet and enterprise security solutions comprising a full range of products and services to assist clients with assessing, designing and implementing security solutions. The merger was effected by exchanging approximately 6,664,000 shares of VeriSign common stock for all of the outstanding common stock of SecureIT. Each share of SecureIT was exchanged for 0.164806 of one share of VeriSign common stock. In addition, outstanding SecureIT employee stock options were converted at the same exchange ratio into options to purchase approximately 760,000 shares of VeriSign common stock.

     The merger constituted a tax-free reorganization and has been accounted for as a pooling-of-interests. Accordingly, all prior period financial statements have been restated to include the combined results of operations, financial position and cash flows of SecureIT as if it had always been a part of VeriSign. There were no intercompany transactions between VeriSign and SecureIT prior to the combination that required elimination and there were no material adjustments required to conform SecureIT's accounting policies to those of VeriSign. Direct costs and other related merger costs of approximately $3.6 million were incurred in connection with the acquisition (see Note 9).

     The results of operations previously reported by the separate companies and the combined amounts presented in the consolidated financial statements are summarized below.

                               Six Months     Year Ended
                                 Ended       December 31,
                             June 30, 1998       1997
                             --------------  -------------
                                    (In thousands)
       Revenues:
        VeriSign, Inc......       $  9,303       $  9,382
        SecureIT, Inc......          5,911          3,974
                                  --------       --------
          Combined.........       $ 15,214       $ 13,356
                                  ========       ========

       Net income (loss):
        VeriSign, Inc......       $(10,092)      $(19,195)
        SecureIT, Inc......            600            606
                                  --------       --------
          Combined.........       $ (9,492)      $(18,589)
                                  ========       ========

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

Note 3.  Cash, Cash Equivalents and Short and Long-Term Investments

     All cash equivalents, short-term investments, and marketable long-term investments have been classified as available-for-sale securities and consist of the following:

                                                   As of December 31, 1999
                                        ---------------------------------------------
                                                    Gross        Gross
                                                  Unrealized  Unrealized   Estimated
                                          Cost      Gains       Losses     Fair Value
                                        --------  ----------  -----------  ----------
                                                       (In thousands)
Classified as current assets:
  Cash................................  $ 22,645    $     --       $  --     $ 22,645
  Commercial paper....................    57,243          20          --       57,263
  Corporate bonds and notes...........    28,349          --        (345)      28,004
  Money market funds..................     4,602          --          --        4,602
  Medium term corporate notes.........    23,276           1        (100)      23,177
  Market auction securities...........     5,000          --          --        5,000
  U.S. government and agency
   securities.........................    15,876          --         (87)      15,789
                                        --------    --------       -----     --------
                                         156,991          21        (532)     156,480
                                        --------    --------       -----     --------
  Included in cash and cash
   equivalents........................                                       $ 70,382
                                                                             ========
  Included in short-term investments..                                       $ 86,098
                                                                             ========
Classified as non-current assets:
  Equity securities...................    12,925     117,977          --      130,902
  U.S. government and agency
   securities.........................    14,000          --        (151)      13,849
                                        --------    --------       -----     --------
                                          26,925     117,977        (151)     144,751
                                        --------    --------       -----     --------
  Total cash and securities...........  $183,916    $117,998       $(683)    $301,231
                                        ========    ========       =====     ========

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

                                                                As of December 31, 1998
                                                 ---------------------------------------------------------
                                                                      Gross          Gross
                                                                    Unrealized    Unrealized    Estimated
                                                      Cost            Gains         Losses      Fair Value
                                                 -----------------  ----------  --------------  ----------
                                                                     (In thousands)
Classified as current assets:
  Cash......................................           $     3,619  $       --     $       --   $    3,619
  Commercial paper..........................                21,451           6             --       21,457
  Corporate bonds and notes.................                 5,031          --             (8)       5,023
  Money market funds........................                 4,600          --             --        4,600
  Medium term corporate notes...............                 4,049           2             (5)       4,046
  Market auction securities.................                 3,000          --             --        3,000
                                                 -----------------  ----------  --------------  ----------
                                                            41,750           8            (13)      41,745
  Included in cash and cash
   equivalents..............................                                                    $   22,786
                                                                                                ==========
  Included in short-term investments........                                                    $   18,959
                                                                                                ==========
Classified as non-current assets:
  Equity securities.........................                   436          --             --          436
                                                 -----------------  ----------  --------------  ----------
  Total cash and securities.................           $    42,186  $        8     $      (13)  $   42,181
                                                 =================  ==========  =============   ==========

Gross realized gains and losses on investments were not material for any of the periods presented.

Note 4.   Balance Sheet Detail

                                                                                       December 31,
                                                                                --------------------------
                                                                                     1999          1998
                                                                                -------------   ----------
                                                                                      (In thousands)
 Property and equipment, net

  Computer equipment and purchased software.................................          $15,231      $11,402
  Office equipment, furniture and fixtures..................................            2,438        1,774
  Leasehold improvements....................................................            3,996        3,136
                                                                                -------------   ----------
                                                                                       21,665       16,312
  Less accumulated depreciation and amortization............................           11,471        7,078
                                                                                -------------   ----------
                                                                                      $10,194      $ 9,234
                                                                                =============   ==========

  Accrued liabilities

  Employee compensation.....................................................          $ 3,878      $ 2,255
  Professional fees.........................................................              284          288
  Other.....................................................................            2,075        1,492
                                                                                -------------   ----------
                                                                                      $ 6,237      $ 4,035
                                                                                =============   ==========

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

Note 5.   Stockholders' Equity

  Stock Splits

  In March 1999, the Board of Directors (the "Board") declared a two-for-one stock split for stockholders of record on May 14, 1999. In November 1999, the Board declared an additional two-for-one stock split for stockholders of record on November 22, 1999. All share and per share information has been restated to reflect the effect of the stock splits.

  Preferred Stock

  VeriSign is authorized to issue up to 5,000,000 shares of preferred stock. As of December 31, 1999, no shares of preferred stock had been issued.

  Common Stock

  On January 30, 1998, VeriSign completed its initial public offering ("IPO") by issuing 13,800,000 shares of its common stock at an initial public offering price of $3.50 per share. VeriSign received net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, of approximately $43.7 million. Concurrently with the IPO, each outstanding share of VeriSign's convertible preferred stock was automatically converted into one share of common stock.

  In January 1999, VeriSign completed a follow-on public offering by issuing 6,390,000 shares at an offering price of $20.13 per share. VeriSign received net proceeds from the offering of approximately $121.4 million.

  No dividends have been declared or paid on common stock since VeriSign's inception. SecureIT paid Subchapter S distributions of $793,000 to its stockholders for minimum tax obligations during the year ended December 31, 1998.

  Notes Receivable From Stockholders

  In November 1996, VeriSign loaned several officers an aggregate of $543,000, due December 31, 2005, bearing interest at a rate per annum of 6.95%, payable quarterly. In August 1997, VeriSign loaned an officer an aggregate of $116,000, due December 31, 2006, bearing interest at a rate per annum of 6.87%, payable quarterly. The loans are full recourse and are collateralized by pledges of the shares of VeriSign common stock that were purchased. As of December 31, 1999, all loans had been repaid in full.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

Note 6.   Stock Compensation Plans

  Stock Option Plans

  As of December 31, 1999, a total of 22,719,893 shares of common stock were reserved for issuance upon the exercise of stock options and for the future grant of stock options or awards under VeriSign's equity incentive plans.

  The 1995 Stock Option Plan and the 1997 Stock Option Plan (the "1995 and 1997 Plans") were terminated concurrent with VeriSign's IPO. Options to purchase common stock granted under the 1995 and 1997 Plans remain outstanding and subject to the vesting and exercise terms of the original grant. All shares that remained available for future issuance under the 1995 and 1997 Plans at the time of their termination were transferred to the 1998 Equity Incentive Plan. No further options can be granted under the 1995 and 1997 Plans. Options granted under the 1995 and 1997 Plans are subject to terms substantially similar to those described below with respect to options granted under the 1998 Equity Incentive Plan.

  The 1998 Equity Incentive Plan (the "1998 Plan") authorizes the award of options, restricted stock awards and stock bonuses. As of December 31, 1998, no restricted stock awards or stock bonus awards have been made under the 1998 Plan.

  Options may be granted at an exercise price not less than 100% of the fair market value of VeriSign's common stock on the date of grant for incentive stock options and 85% of the fair market value for nonqualified stock options. All options are granted at the discretion of the Board and have a term not greater than 7 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. At December 31, 1999, 4,677,031 shares remain available for future awards under the 1998 Plan.

  Members of the Board who are not employees of VeriSign, or of any parent, subsidiary or affiliate of VeriSign, are eligible to participate in the 1998 Directors Plan (the "Directors Plan). The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of the grant. Each eligible director who becomes a director on or after January 28, 1998 will initially be granted an option to purchase 60,000 shares on the date he or she first becomes a director (the "Initial Grant"). On each anniversary of a director's Initial Grant or most recent grant if he or she was ineligible to receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 30,000 shares of common stock if the director has served continuously as a director since the date of the Initial Grant or most recent grant. The term of the options under the Directors Plan is ten years and options vest as to 6.25% of the shares each quarter after the date of the grant, provided the optionee remains a director of VeriSign. At December 31, 1999, 200,000 shares remain available for future grant under the Directors Plan.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

  In connection with the acquisition of SecureIT, VeriSign assumed SecureIT's 1997 Stock Option Plan (the "SecureIT Plan"). The SecureIT Plan provided for the grant of both fixed and performance-based stock options. Options granted under the SecureIT Plan generally have a term of seven years and vest over a four-year period, 25% on each anniversary of the grant date. No further options can be granted under the SecureIT Plan.

  A summary of stock option activity under the Plans follows:

                                                                                   Year Ended December 31,
                                                          --------------------------------------------------------------------------
                                                              1999                            1998                     1997
                                                          -------------------------  -----------------------  ----------------------
                                                                         Weighted                  Weighted                Weighted
                                                                          Average                   Average                 Average
                                                                         Exercise                  Exercise                Exercise
                                                             Shares        Price        Shares       Price       Shares      Price
                                                          ------------  -----------  ------------  ---------  ------------  --------
Outstanding at
 beginning of year......................................   16,516,368   $      4.79   10,371,156     $   .75    6,432,300     $  .20
Granted.................................................    7,300,926         35.66    9,735,024        7.69    6,406,608       1.06
Exercised...............................................   (4,198,177)         3.10   (2,962,548)        .58   (2,131,124)       .12
Canceled................................................   (1,783,755)         9.60     (627,264)       2.84     (336,628)       .23
                                                          -----------                -----------               ----------
Outstanding at end
 of year................................................   17,835,362         16.77   16,516,368        4.79   10,371,156        .75
                                                          ===========                ===========               ==========
Exercisable at end
 of year................................................    2,424,728          3.36    1,673,860         .82    1,032,352        .20
                                                          ===========                ===========               ==========
Weighted average
  fair value of
          options granted
 during the year........................................                      21.86                     4.01                     .26

  The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                         Weighted-
                                                          Average     Weighted-                 Weighted-
                                                         Remaining     Average                   Average
                                             Shares     Contractual   Exercise      Shares      Exercise
     Range of Exercise Prices              Outstanding     Life         Price     Exercisable    Price
-----------------------------------        -----------  -----------   ---------   -----------   ---------
$   .01 -   $    .56...............         2,254,814    4.00 years      $   .36      962,603     $  .31
$  1.00 -   $   3.03...............         2,436,140    4.79 years         1.70      681,212       1.72
$  6.44 -   $   9.81...............         5,086,540    5.77 years         7.39      636,697       7.40
$ 10.03 -   $  18.25...............         1,670,768    5.93 years        13.31      136,716      12.11
$ 22.50 -   $  29.63...............         2,265,800    6.26 years        26.13           --         --
$ 30.70 -   $  38.50...............         3,206,030    6.57 years        36.85           --         --
$ 41.19 -   $  46.41...............           437,100    7.39 years        42.29        7,500      41.19
$ 53.03 -   $  54.44...............           152,210    6.75 years        53.49           --         --
$ 61.75 -   $  92.91...............           225,560    6.86 years        75.62           --         --
$112.38 -   $ 190.94...............           100,400    6.97 years       133.19           --         --
                                           ----------                              ----------
$   .01 -   $ 190.94...............        17,835,362    5.70 years                 2,424,728
                                          ===========                              ==========

                        VERISIGN, INC. AND SUBSIDIARIES

                        December 31, 1999, 1998 and 1997

  1998 Employee Stock Purchase Plan

  VeriSign has reserved 3,000,000 shares for issuance under the 1998 Employee Stock Purchase Plan ("Purchase Plan"). Eligible employees may purchase common stock through payroll deductions by electing to have between 2% and 15% of their compensation withheld. Each participant is granted an option to purchase common stock on the first day of each 24 month offering period and this option is automatically exercised on the last day of each six month purchase period during the offering period. The purchase price for the common stock under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period and the last day of the applicable purchase period. The first offering period began on January 30, 1998. Offering periods thereafter will begin on February 1 and August 1 of each year. Shares of common stock issued under the Purchase Plan totaled 547,896 in 1999 and 232,900 in 1998. As of December 31, 1999, 2,219,204 shares remain available for future issuance. The weighted-average fair value of the options granted under the Purchase Plan was $15.28 in 1999 and $7.18 in 1998.

  Pro Forma Information

  VeriSign applies the intrinsic value method in accounting for its equity-based compensation plan. Had compensation cost for its equity-based compensation plans been determined consistent with the fair value approach set forth in SFAS No. 123, "Accounting for Stock-Based Compensation," VeriSign's net income (loss) would have been as follows:

                                            Year Ended December 31,
                                      -----------------------------------
                                          1999        1998       1997
                                      -----------   ---------  ----------
                                     (In thousands, except per share data)
  As reported:
  Net income (loss).............         $  3,955   $(19,743)  $(18,589)
Net income (loss) per share:
Basic...........................         $    .04   $   (.24)  $   (.65)
  Diluted.......................         $    .03   $   (.24)  $   (.65)

Pro forma:
 Net (loss) under SFAS No. 123           $(24,667)  $(24,117)  $(18,904)
Net (loss) per share:
Basic...........................         $   (.25)  $   (.29)  $   (.66)
  Diluted.......................         $   (.25)  $   (.29)  $   (.66)

  The fair value of stock options and Purchase Plan options granted subsequent to VeriSign's IPO on January 30, 1998 was estimated on the date of grant using the Black-Scholes model. The fair value of stock options granted prior to the IPO and for stock options granted by SecureIT prior to its acquisition was estimated on the date of grant using the minimum value method. The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options and Purchase Plan options for each period presented.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

                                          Year Ended December 31,
                                 --------------------------------------
                                    1999           1998          1997
                                 -----------    ----------     --------
  Stock options:
   Volatility...............         85%             70%*         0%
   Risk-free interest rate..        5.54%           4.95%        6.14%
   Expected life............      3.5 years       3.5 years     5 years
   Dividend yield...........        zero            zero          zero

  Purchase Plan options:
   Volatility...............         85%             70%           --
   Risk-free interest rate..        5.00%           5.35%          --
   Expected life............      1.25 years      1.25 years       --
   Dividend yield...........        zero            zero           --

   * Volatility was zero under the minimum value method for grants prior to January 30, 1998 and for all grants made by SecureIT prior to its acquisition by VeriSign.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

Note 7.  Income Taxes

 Total income tax expense for the year ended December 31, 1999 was allocated as follows:

                                                                            (In thousands)
Continuing operations:
   Current:
        Federal..........................................................       $  1,514
        State............................................................            212
                                                                                --------
                                                                                   1,726
                                                                         s       --------
   Deferred:
        Federal..........................................................         (1,514)
        State............................................................           (212)
                                                                                --------
                                                                                  (1,726)
                                                                                --------
   Income tax expense....................................................       $     --
                                                                                ========

Comprehensive income:
   Deferred..............................................................       $ 16,875
   Charge to comprehensive income in lieu of income taxes
       attributable to disqualifying dispositions of stock option........       (46,653)
                                                                                --------
                                                                                $(29,778)
                                                                                ========


   The difference between income tax expense and the amount resulting from applying the Federal statutory rate of 34% to income before income taxes for 1999 is attributable to the following:

                                                        (In thousands)
   Income taxes at Federal statutory rate.............     $    1,345
   Foreign losses.....................................          1,108
   Reduction in valuation allowance...................         (1,726)
   Research and experimentation credit................         (1,101)
   Other..............................................            374
                                                           ----------
     Income taxes.....................................     $       --
                                                           ==========

   In 1998 and 1997, the Company did not record any income tax expense because it experienced significant operating losses.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

  The tax effects of temporary differences that give rise to significant portions of VeriSign's deferred tax assets are as follows:

                                                          December 31,
                                                       ------------------
                                                         1999      1998
                                                       --------  --------
                                                         (In thousands)
Deferred tax assets:
   Net operating loss carryforwards and deferred
     start-up costs...............................     $ 49,011  $ 22,188
   Tax credit carryforwards.......................        3,240     1,521
   Property and equipment.........................           54     1,135
   Other..........................................        2,084     1,331
                                                       --------  --------
                                                         54,389    26,175
  Valuation allowance.............................       (7,736)  (26,175)
                                                       --------  --------
Deferred tax liabilities:
   Unrealized gain................................      (46,653)       --
                                                       --------  --------
  Net deferred tax assets.........................     $     --  $     --
                                                       ========  ========

  Management has established a valuation allowance equal to 100% of the net deferred tax assets because the realization of the deferred tax assets is uncertain. The total valuation allowance decreased $18,439,000 in 1999 and increased $13,250,000 in 1998.

  Gross deferred tax assets as of December 31, 1999 include approximately $36,919,000 relating to the exercise of stock options, which is subject to a valuation allowance of approximately $7,736,000. Upon reversal of this valuation allowance, the tax benefit realized will be credited to stockholders' equity.

  As of December 31, 1999, VeriSign has available net operating loss carryforwards for federal income tax purposes of approximately $127,376,000 and for California income tax purposes of approximately $64,510,000. The federal net operating loss carryforwards will expire, if not utilized, in 2010 through 2019. The California net operating loss carryforwards will expire, if not utilized, in 2004.

  As of December 31, 1999, VeriSign has available for carryover research and experimentation tax credits for federal income tax purposes of approximately $1,444,000 and for California income tax purposes of approximately $1,004,000. The federal research and experimentation tax credits will expire, if not utilized, in 2010 through 2019. California research and experimental tax credits carry forward indefinitely until utilized. VeriSign also has federal foreign tax credits of approximately $758,000, which expire, if not utilized, in 2001 through 2002. To date, foreign income taxes have not been significant.

  The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, VeriSign's ability to utilize net operating loss and credit carryforwards may be limited as a result of such an "ownership change" as defined in the Internal Revenue Code.

                        VERISIGN, INC. AND SUBSIDIARIES

                       December 31, 1999, 1998 and 1997

Note 8.  Commitments

  Leases

  VeriSign leases its facilities under operating leases that extend through 2005. Future minimum lease payments under non-cancelable operating leases as of December 31, 1999 are as follows:

                                                                 (In thousands)

  2000.........................................................        $ 4,337
  2001.........................................................          3,853
  2002.........................................................          3,003
  2003.........................................................          2,831
  2004.........................................................          2,787
  Thereafter...................................................            971
                                                                       -------
  Total minimum lease payments.................................        $17,782
                                                                       =======

  Net rental expense under operating leases was $3,700,000 in 1999, $1,936,000 in 1998 and $1,722,000 in 1997. VeriSign has sub-leased an office to a company under a non-cancelable operating lease. VeriSign received payments of $507,000 during 1999 and will receive payments of $778,000 during 2000 and $533,000 during 2001.

Note 9.  Special Charges

  Merger-related expenses

  In connection with the acquisition of SecureIT in July 1998 (see Note 2), VeriSign recorded a special charge of $3.6 million for direct and other merger-related costs pertaining to the merger transaction and certain stock-based compensation charges. Merger transaction costs totaled $2.4 million and consisted primarily of fees for investment bankers, attorneys and accountants, filing fees and other related charges. The stock-based compensation charges of $1.2 million related to certain performance stock options held by SecureIT employees, the vesting of which either automatically accelerated upon change of control or were accelerated by VeriSign's Board of Directors subsequent to the merger.

  VeriFone

  In September 1996, VeriFone, Inc. which subsequently became a wholly-owned subsidiary of Hewlett-Packard, filed a lawsuit against VeriSign alleging, among other things, trademark infringement. In November 1997, VeriSign, Hewlett-Packard and VeriFone reached an agreement, under which, among other things, the Company issued 1,000,000 shares of its common stock, which were transferred to Hewlett-Packard, and VeriSign and VeriFone settled all claims. The settlement amount was recorded in the third quarter of 1997 as a $2.0 million charge to operations.

  Microsoft

     In November 1997, VeriSign entered into a preferred provider agreement with Microsoft Corporation ("Microsoft") whereby the companies will develop, promote and distribute a variety of client-based and server-based digital certificate solutions and VeriSign will be designated as the premier provider of digital certificates for Microsoft customers. In connection with the agreement, VeriSign issued 400,000 shares of common stock to Microsoft resulting in an $800,000 charge to operations.

                        VERISIGN, INC. AND SUBSIDIARIES

                        December 31, 1999, 1998 and 1997

Note 10.  Segment Information

  VeriSign has adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for publicly held entities to follow in reporting information about operating segments in annual financial statements and requires that those entities report selected information about operating segments in interim financial statements. This statement also establishes standards for related disclosures about product and services, geographic areas and major customers. Operating segments are defined by SFAS No. 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. VeriSign has identified one reportable operating segment based on the criteria of SFAS No. 131.

  VeriSign operates in the United States, Europe and Japan and derives substantially all of its revenues from sales of Internet-based trust services. VeriSign's Chief Executive and Executive Officers evaluate financial performance based on measures of business segment revenues.

  Geographic information

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     --------  -------  -------
                                                           (In thousands)
  Revenues:
   United States.................................    $ 61,997  $33,650  $12,122
   All other countries...........................      22,779    5,280    1,234
                                                     --------  -------  -------
   Total.........................................    $ 84,776  $38,930  $13,356
                                                     ========  =======  =======

  In general, revenues are attributed to the country in which the contract originated. However, revenues from all digital certificates issued from the Mountain View, California facility are attributed to the United States because it is impracticable to determine the country of origin.

                                                       Year Ended December 31,
                                                      -------------------------
                                                        1999    1998     1997
                                                      -------- -------  -------
                                                           (In thousands)

  Long-lived assets:
   United States.................................     $155,992 $ 8,655  $ 7,619
   All other countries...........................        2,332   1,952    2,008
                                                      -------- -------  -------
   Total.........................................     $158,324 $10,607  $ 9,627
                                                      ======== =======  =======

  Long-lived assets consist primarily of property and equipment and long-term investments.

  Major customers

     VeriSign had one customer that accounted for 10% of consolidated revenues in 1997 (see Note 1). No customer accounted for 10% or more of consolidated revenues in 1999 or 1998.

                        VERISIGN, INC. AND SUBSIDIARIES

                        December 31, 1999, 1998 and 1997

Note 11.   Pending Acquisitions

  Thawte Consulting (Pty) Ltd.

     In December 1999, VeriSign announced that it would acquire Thawte Consulting (Pty) Ltd. ("Thawte"), a privately held South African company that provides digital certificates to websites and software developers. VeriSign will issue shares of its common stock with an aggregate market value of $575 million in exchange for all of the outstanding shares of Thawte. The transaction will be accounted for as a purchase. The acquisition is subject to a number of conditions, including regulatory approvals in South Africa and other customary conditions.

  Signio,Inc.

     In December 1999, VeriSign announced that it would acquire Signio, Inc. ("Signio"), a privately held company that provides payment services that connect online merchants, business-to-business exchanges, payment processors and financial institutions on the Internet. VeriSign will issue approximately 5.6 million shares of its common stock in exchange for all of the outstanding shares of Signio and will assume Signio's outstanding employee stock options. The transaction will be accounted for as a purchase. The acquisition is subject to customary conditions of closing and is expected to be completed in the first quarter of 2000.

  Network Solutions, Inc. (Unaudited)

     On March 7, 2000, VeriSign announced that is would acquire Network Solutions, Inc. ("Network Solutions"), a publicly held company that provides Internet domain name registration and global registry services. VeriSign will issue 2.15 shares of its common stock for each share of Network Solutions stock as constituted prior to the 2 for 1 split of Network Solutions stock to be completed on March 10, 2000. The transaction will be accounted for as a purchase. The acquisition is subject to customary conditions of closing including approval by both the VeriSign and Network Solutions stockholders.